EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Malin Clark, Bank of Marin
malinclark@bankofmarin.com

BANK OF MARIN BANCORP REPURCHASES $28 MILLION IN PREFERRED STOCK ISSUED UNDER THE U.S. TREASURY CAPITAL PURCHASE PROGRAM

NOVATO, Calif. – March 31, 2009 – Bank of Marin Bancorp (NASDAQ: BMRC), parent company of Bank of Marin (the “Bank”), announced today it has repurchased all 28,000 shares of preferred stock issued on December 5, 2008 as part of the voluntary Capital Purchase Program (“CPP”).  The Capital Purchase Program was established by the United States Department of the Treasury (the “Treasury”) pursuant to the Troubled Asset Relief Program (“TARP”).   A total of $28,178,888.89 was paid to Treasury, including accrued dividends of $178,888.89.

“As discussed in our press releases dated March 16 and March 26, 2009, by participating in this program, we did our part to help stimulate the local economy during a volatile time for the financial markets. Given the operating restrictions we experienced as a participant, we believe this decision is in the best interest of our customers, shareholders and employees,” said Russell A. Colombo, President and CEO. “We feel we are well positioned to continue lending in our community without additional capital support.”

On December 5, 2008, Bancorp issued to the Treasury 28,000 senior preferred shares for $28 million, with a five percent coupon rate for the initial five years and nine percent thereafter. A warrant to purchase 154,242 shares of common stock at a per share exercise price of $27.23 was attached and immediately exercisable. The warrant expires 10 years after the issuance date. Both the preferred stock and the warrant qualified as regulatory Tier 1 capital.

Bank of Marin Bancorp has fifteen days from the repurchase date of March 31, 2009 to decide if it will offer to repurchase the warrant issued to the Treasury.  If not, the Treasury will liquidate the warrant in the open market. At this time, Bancorp has not yet decided whether it will repurchase the warrant from Treasury.

The repurchase of the outstanding preferred shares was funded by a dividend from Bank of Marin to Bancorp. In turn, Bank of Marin funded the dividend through borrowings.  After the completion of this transaction, Bancorp’s Risk-Based Capital Ratio continues to exceed the standard for a “Well Capitalized” financial institution.

About Bank of Marin Bancorp

Bancorp's assets exceeded $1 billion as of December 31, 2008. Bank of Marin, as the sole subsidiary of Bancorp, operates twelve branch offices in California and a commercial loan production office in San Francisco. The Bank's Administrative offices are located in Novato, California and its Wealth Management Services are located in Corte Madera, Novato and Petaluma, California. Bank of Marin has received a superior five-star rating from Bauer Financial for 39 consecutive quarters, and been named to the Bauer Financial recommended list for 68 quarters (www.bauerfinancial.com). For more information, visit Bank of Marin at www.bankofmarin.com.

Forward Looking Statements

This release may contain certain forward-looking statements that are based on management’s current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp’s earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, the current financial turmoil in the United States and abroad, changes in interest rates, deposit flows, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological factors affecting Bancorp’s operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp or the Bank, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.